Exhibit 10.22

DEFERRED COMPENSATION AGREEMENT

       This Agreement is made and entered into this 4th day of August 2006, by and between

       Honeywell International Inc. (“Honeywell”), and David M. Cote (“Executive”).

       WHEREAS, Honeywell highly values the efforts of Executive and wishes to assist Executive with his personal life insurance program,

       WHEREAS, Honeywell is obligated to provide Executive with life insurance coverage in the amount of $10,000,000 under the terms of Executive’s Employment Agreement dated February 18, 2002 (the “Employment Agreement”), and

       WHEREAS, Honeywell and Executive agree that Honeywell satisfies its obligation to Executive for the life insurance coverage by providing Executive with an annual amount so that Executive can pay premiums for a personal life insurance policy.

       NOW, THEREFORE, the parties named above agree as follows:

1.	The Policy. Executive owns a policy of insurance on the joint lives of Executive and his wife, Linda Cote (“Co-insured”), issued by the Pacific Life Insurance Company (the “Insurer”) and designated as Policy Number VF51472790.

2.	Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

	a.	“Administrator” refers to the Senior Vice President, Human Resources and Communications of Honeywell, or any successor position thereto.

	b.	“Agreement” means, this Agreement, as maybe amended from time to time in accordance with the terms of this Agreement.

	c.	“Annual Payment” means, $124,000.

d.	“Change in Control” means, a Change in Control of Honeywell, as defined in the Honeywell International Inc. Severance Plan for Senior Executives at the time the Change in Control occurs. If such definition does not comply with the requirements of Internal Revenue Code section 409A, “Change in Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations.

e.	“Policy” means, the policy of insurance which shall provide $10,000,000 to the beneficiary or beneficiaries of the survivor of Executive and Co-insured for a period of 48 policy years, which policy is owned by Executive. For purposes of this Agreement, Honeywell and Executive agree that the Policy meets the requirements for life insurance coverage set forth in the Employment Agreement.

f.	“Premium” means, with respect to the Policy, the annual amount paid by Executive or Co-insured following Executive’s death to the Insurer for the Policy.

g.	“Terminated for Cause” means, a determination made by the Board of Directors of Honeywell, at a hearing which Executive may attend, that Executive has been terminated for cause, as that term is defined in the Employment Agreement at the time the hearing occurs.

h.	“Vested Executive” means, Executive if he has attained age 55 or older, has five or more years of Vesting Service (as defined in the Honeywell Retirement Earnings Plan), and has been the Chief Executive Officer of Honeywell for at least three years; provided that in the sole discretion of the Board of Directors of Honeywell, if Executive is not age 55, has

fewer than five years of Vesting Service or has not been Chief Executive Officer of Honeywell for at least three years, Executive may be designated as a Vested Executive for the limited purpose of this Agreement. Notwithstanding the foregoing, Executive shall not be treated as a Vested Executive if Executive is Terminated for Cause.

3.	Payment of Annual Payment.

	a.	Payments Before Executive’s Death. Subject to Sections 5(a), 5(b), 9(a) and 9(b), Honeywell shall pay Executive the Annual Payment no later than January 15th of each calendar year for which the Annual Payment is due; provided, that for 2006, Honeywell shall pay Executive the Annual Payment no later than August 31, 2006. Honeywell shall tax and report each Annual Payment as wages and shall withhold all applicable federal, state and local taxes from the Annual Payment. Executive shall be solely responsible for paying the net proceeds of the Annual Payment to the Insurer.

	b.	Payments After Executive’s Death. Subject to Sections 5(a), 5(b), 9(a) and 9(b), if Executive predeceases Co-insured, Honeywell shall pay Co-insured the Annual Payment no later than January 15th of each calendar year for which the Annual Payment is due. Honeywell shall properly report and withhold all applicable federal, state and local taxes from the Annual Payment. Co-insured shall be solely responsible for paying the net proceeds of the Annual Payment to the Insurer.

	c.	Additional Payment Provisions. The parties anticipate that the Annual Payment shall be sufficient to allow Executive (or Co-insured) to pay the Premium and to compensate Executive (or Co-insured) for estimated federal, state and local taxes that he or she may incur as a result of this Agreement. If the Annual Payment exceeds the Premium and Executive’s (or Co-insured’s) actual federal, state and local taxes, Executive (or Co-

insured) shall retain the difference. If the Annual Payment is less than the Premium and Executive’s (or Co-insured’s) actual federal, state and local taxes, Executive (or Co-insured) shall be solely responsible for the difference.

4.	Policy Ownership. Executive (or Co-insured following Executive’s death) shall be the owner of the Policy and shall be entitled to exercise all rights of ownership. Honeywell shall have no rights with respect to the Policy.

5.	Termination Events.

	a.	Termination Events. Except as provided in Section 5(b), Honeywell’s obligation to pay the Annual Payment shall terminate:

		i.	Automatically upon the earliest to occur of the following:

			(A)	the payment of the Annual Payment that is attributable to the 48th policy year of the Policy,

			(B)	the death of the survivor of Executive and Co-insured,

			(C)	Executive’s Termination for Cause,

			(D)	upon written action of the Administrator, if Executive’s termination of employment from Honeywell and its subsidiaries and affiliates occurs before he obtains an irrevocable right to the Annual Payment, as described in paragraph (b) below,

			(E)	the year the Policy is no longer in force because Executive or Co-insured fails to pay the Premium, or voluntarily terminates, relinquishes, surrenders or cancels the Policy,

			(F)	the first day Executive provides services above a de minimis level and without Honeywell’s consent to an entity deemed a competitor of Honeywell’s at any time within three years following Executive’s termination of employment from Honeywell (or any subsidiary or affiliate of Honeywell). For purposes of this subsection, an entity shall be deemed a competitor if that entity and Honeywell could not have interlocking directors under 15 U.S.C. §19, as the same may be amended from time to time, and

	(G)	upon the written agreement of Honeywell and Executive (or Co-insured following Executive’s death).

b.	Irrevocable Obligation. Notwithstanding any other provision of the Agreement:

	i.	If Executive becomes a Vested Executive, Honeywell’s obligation to pay the Annual Payment shall be irrevocable while Executive is employed by Honeywell and thereafter until the earlier of (a) the 48th policy year of the Policy, or (b) the year the survivor of Executive and Co-insured dies, unless Executive incurs a Termination for Cause or the provisions of Section 5(a)(i)(E), 5(a)(i)(F) or 5(a)(i)(G) apply; and

	ii.	If Executive obtains an irrevocable right pursuant to the provisions of Section 6 hereof (relating to Change in Control), Honeywell’s obligation to pay the Annual Payment shall continue until the earlier of (a) the 48th policy year of the Policy, or (b) the year the survivor of Executive and Co-insured dies.

c.	Allocation of Policy Death Benefit. If the Agreement terminates due to the death of the survivor of Executive and Co-insured, the entire death benefit under the Policy shall be paid to the beneficiary or beneficiaries of the survivor of Executive or Co- insured. Honeywell shall not be entitled to receive any death benefits from the Policy.

		d.	Disposition of Policy. If this Agreement terminates for any reason, Executive (or Co-insured following Executive’s death) shall be solely responsible for paying the Premium as long as the Policy remains in force.

6.	Change in Control. If there is a Change in Control:

	a.	The Agreement and Honeywell’s (or its successor’s) obligation to pay the Annual Payment shall become irrevocable at the time of the Change in Control; and

	b.	Honeywell (or its successor) shall immediately fund an irrevocable rabbi trust with an amount sufficient to pay all necessary projected future Annual Payments.

Notwithstanding the creation and funding of an irrevocable rabbi trust in accordance with the provisions of this Section, Honeywell or its successor shall continue to be responsible for the Annual Payment if such amounts are not paid by the trust for any reason, or if the trust’s assets become insufficient to pay any required amounts.

7.	Governing Laws & Notices.

	a.	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New Jersey without giving effect to the choice of law rules of the State of New Jersey.

	b.	Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to Honeywell shall be addressed to the Senior Vice President, Human Resources and Communications, Honeywell International Inc., 101 Columbia Road, Morristown, New Jersey 07962. Any notice to Executive shall be addressed to Executive at the address following such party’s signature on this Agreement. Any party may change the address for such party herein set forth by giving written notice of such change to the other parties pursuant to the Section.

8.	Miscellaneous Provisions.

	a.	This Agreement shall not be deemed to constitute a contract of employment between Executive and Honeywell, nor shall any provision restrict the right of Honeywell to discharge Executive or restrict Executive’s right to terminate employment.

	b.	The masculine pronoun includes the feminine, and the singular includes the plural where appropriate.

	c.	Executive and Co-insured shall be responsible for keeping the Policy in force and remitting Premiums when required by the Insurer in a timely manner. Honeywell shall have no responsibility other than to pay Executive or Co-insured, as the case may be, the Annual Payment until this Agreement terminates.

	d.	The parties intend for this Agreement to comply with the requirements of Internal Revenue Code section 409A, as amended from time to time, and the related regulations, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Agreement shall be operated accordingly. If any provision of this Agreement would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict.

9.	Amendment, Termination, Administration, and Successors.

	a.	Amendment. This Agreement may be modified or amended by the Board of Directors of Honeywell at any time, but an amendment that affects the rights, benefits or obligations of Executive after Honeywell’s obligation to pay the Annual Payment becomes irrevocable under Section 5(b) shall not apply unless Executive (or Co-insured following Executive’s death) consents, in writing, to the amendment.

b.	Termination. The Board of Directors of Honeywell may terminate this Agreement at any time, but a termination which affects the rights, benefits or obligations of Executive after Honeywell’s obligation to pay the Annual Payment becomes irrevocable under Section 5(b) shall not apply unless Executive (or Co-insured following Executive’s death) consents, in writing, to the termination.
c.	Administration. This Agreement shall be administered by the Administrator, whose address is Honeywell International Inc., 101 Columbia Road, Morristown, New Jersey 07962. The Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Agreement and decide or resolve any and all questions, including interpretations of the Agreement, as may arise in connection with the Agreement in the Administrator’s sole discretion. In the administration of this Agreement, the Administrator may, from time to time, employ agents and delegate to them or to others such administrative duties as it sees fit. The Administrator may from time to time consult with counsel, who may be counsel to Honeywell. The decision or action of the Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement shall be final and conclusive and binding upon all persons having any interest in the Agreement. Honeywell shall indemnify and hold harmless the Administrator and any persons to whom administrative duties under this Agreement are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Agreement, except in the case of gross negligence or willful misconduct by the Administrator.

	d.	Successors. The terms and conditions of this Agreement shall inure to the benefit of and bind Honeywell and Executive and their successors, assignees, and representatives.

10.	Claims Procedure; Agreement Information.

	a.	Named Fiduciary. The Administrator is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of the Agreement.

	b.	Claims Procedures. Any controversy or claim arising out of or relating to this Agreement shall be filed with the Administrator, Honeywell International Inc., 101 Columbia Road, Morristown, New Jersey 07962. The Administrator shall make all determinations concerning such claim.

Any decision by the Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 7(b) hereof. The denial shall state a specific reason for it, shall cite to pertinent provisions of the Agreement and, where appropriate, provide an explanation as to how the claimant can perfect the claim. The denial shall include a statement that an appeal must be in writing to the Administrator within sixty (60) days after receipt of the Administrator’s notice of the denial and of claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. This notice of denial of benefits shall be provided within ninety (90) days of the Administrator’s receipt of the claimant’s claim for benefits. If the Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in this Section.

A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Administrator shall schedule and provide an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. If the claimant appeals a denial of benefits, the Administrator shall reexamine all facts related to such claim and its denial, taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination, and shall make a final determination as to whether the denial of benefits is justified under the circumstances.

Following the review of information submitted by the claimant, either through the hearing process or otherwise, the Administrator shall render a decision on the review of the denied claim in the following manner:

i.	The Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The Administrator’s decision shall be binding on all persons affected thereby.

	ii.	The decision on review shall include the specific reason for the adverse determination; specific reference to pertinent Agreement provisions; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits; and a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA.

c.	Agent for Service of Process. The agent for service of process on the Agreement and service of legal process shall be the Senior Vice President, Human Resources and Communications, Honeywell International Inc., 101 Columbia Road, Morristown, New Jersey 07962.

d.	Agreement Year. The agreement year of the Agreement shall be the calendar year.

August 4, 2006		/s/ David M. Cote
Date		David M. Cote

100 Columbia Road

Morristown, NJ 07962
Address

HONEYWELL INTERNATIONAL INC.

August 7, 2006	By:	/s/ Thomas W. Weidenkopf
Date
	Title:	SVP HR & Communications